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                                                                      EXHIBIT 2

                                   EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of June 21, 2000, is entered into between PAMECO CORPORATION, a Georgia corporation ("Pameco Georgia"), and PAMECO ACQUISITION CORPORATION, a Delaware corporation ("Pameco Delaware"). Pameco Georgia and Pameco Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                              W I T N E S E T H:

   WHEREAS, Pameco Georgia is a corporation duly organized and existing under the laws of the State of Georgia;

   WHEREAS, Pameco Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

   WHEREAS, on the date of this Agreement, Pameco Georgia has authority to issue 65,000,000 shares of capital stock, consisting of: (i) 40,000,0000 shares of Class A common stock, par value $0.01 per share, 7,383,261 of which shares are issued and outstanding; (ii) 20,000,000 shares of Class B common stock, par value $0.01 per share (collectively "Pameco Georgia Common Stock"), 1,872,929 of which are issued and outstanding; and (iii) 5,000,000 shares of preferred stock, par value $1.00 per share ("Pameco Georgia Preferred Stock"), of which 600,000 shares of Pameco Georgia Preferred Stock have been designated as Series A Cumulative Pay-in-Kind Preferred Stock (the "Georgia Series A Preferred Stock") and 140,000 shares of Georgia Series A Preferred Stock are issued and outstanding;

   WHEREAS, on the date of this Agreement, Pameco Delaware has authority to issue 25,000,000 shares of capital stock, consisting of: (i) 20,000,000 shares of common stock, par value $0.01 per share ("Pameco Delaware Common Stock"), of which 100 shares are issued and outstanding; (ii) 5,000,000 shares of preferred stock, par value $1.00 per share ("Pameco Delaware Preferred Stock"), of which 600,000 shares of Pameco Delaware Preferred Stock have been designated as Series A Cumulative Pay-in-Kind Preferred Stock (the "Delaware Series A Preferred Stock"), and none of which are issued and outstanding;

   WHEREAS, the respective Boards of Directors of Pameco Georgia and Pameco Delaware have determined that it is advisable and in the best interests of the Constituent Corporations that Pameco Georgia merge with and into Pameco Delaware upon the terms and subject to the conditions set forth in this Agreement for the purpose of effecting the change of the state of incorporation of Pameco Georgia from Georgia to Delaware (the "Merger");

   WHEREAS, the respective Boards of Directors of Pameco Georgia and Pameco Delaware have, by resolutions duly adopted, approved this Agreement;

   WHEREAS, Pameco Georgia has approved this Agreement as the sole stockholder of Pameco Delaware; and

   WHEREAS, the stockholders of Pameco Georgia have approved this Agreement;

   WHEREAS, this merger is being done solely to effectuate a change of place of incorporation of Pameco Georgia and is intended to qualify as a reorganization under section 368(a)(1)(f) of the Internal Revenue Code of 1986 as amended (the "Code").
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   NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Pameco Georgia and Pameco Delaware hereby agree as follows:

   1.MERGER. Subject to the conditions of this Agreement, Pameco Georgia shall be merged with and into Pameco Delaware, and Pameco Delaware shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the date and at the time of filing of an appropriate certificate or articles of merger, providing for the Merger, with the Secretary of State of the State of Georgia and with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").

   2.GOVERNING DOCUMENTS. The Certificate of Incorporation of Pameco Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (the "Surviving Corporation Certificate of Incorporation") without change or amendment until thereafter amended in accordance with the provisions thereof and applicable laws, except that the Surviving Corporation Certificate of Incorporation shall be amended to change the name of Pameco Delaware to "Pameco Corporation." The Bylaws of Pameco Delaware, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof, of the Surviving Corporation Certificate of Incorporation and applicable law.

   3.SUCCESSION. At the Effective Time, the separate corporate existence of Pameco Georgia shall cease, and Pameco Delaware shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, including subscriptions for shares, and all other choses in action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall thereafter effectively be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Pameco Georgia shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Pameco Georgia, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Pameco Georgia. The employees and agents of Pameco Georgia shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Pameco Georgia. The requirements of any plans or agreements of Pameco Georgia involving the issuance or purchase by Pameco Georgia of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number and same class of shares of the Surviving Corporation.

   4.DIRECTORS AND OFFICERS. The directors and officers of Pameco Georgia on the Effective Time shall be and become the sole directors and officers, holding the same titles and positions, of the Surviving Corporation on the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of the Surviving Corporation.

   5.FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Pameco Georgia such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the

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Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Pameco Georgia, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Pameco Georgia or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

   6.CANCELLATION AND CONVERSION OF SHARES. Each share of Pameco Delaware Common Stock issued and outstanding to Pameco Georgia shall be cancelled and retired for no consideration and resume the status of authorized and issued shares of Pameco Delaware Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (a) each three shares of Pameco Georgia Common Stock outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of Pameco Delaware Common Stock (the "Reverse Stock Split"), and (b) each share of Georgia Series A Preferred Stock outstanding, immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of Delaware Series A Preferred Stock (with the Reverse Stock Split, collectively the "Conversion"). All certificates of a single holder of Pameco Georgia Common Stock and Georgia Series A Preferred will be aggregated (respectively) for the purpose of the Conversion.

   7.NO FRACTIONAL SHARES. No fractional shares of Pameco Delaware Common Stock and Delaware Series A Preferred Stock shall be issued. In lieu of fractional shares, the former holders of Pameco Georgia Common affected by the Conversion pursuant to the Merger who would otherwise be entitled to fractional shares of Pameco Delaware Common Stock, shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Pameco Delaware Common Stock , multiplied by
(ii) the closing price per share of Pameco Georgia Common Stock on the New York Stock Exchange ("NYSE") on the business day immediately prior to the Effective Time.

   8.CONDITIONS TO OBLIGATIONS. The obligations of each party to complete the Merger are subject to the following conditions:

       a)Pameco Georgia Shareholder Approval of the Merger. The Merger shall have received the requisite approval of the shareholders of Pameco Georgia pursuant to the General Business Corporation Code of the State of Georgia.

       b)Pameco Georgia Shareholder Approval of the Surviving Corporation Certificate of Incorporation. The Surviving Corporation Certificate of Incorporation shall have received the requisite approval of the shareholders of Pameco Georgia pursuant to the General Business Corporation Code of the State of Georgia and the General Corporation Law of the State of Delaware.

       c)Pameco Georgia Shareholder Approval of the Reverse Stock Split. The Reverse Stock Split shall have received the requisite approval of the shareholders of Pameco Georgia pursuant to the General Business Corporation Code of the State of Georgia and the General Corporation Law of the State of Delaware.

       d)Approval from Government Agencies. All governmental approvals and other actions required to effect the Merger and related transactions shall have been obtained, if any, without conditions or restrictions that the affected party reasonably considers unduly burdensome.

       e)Approval from Fleet Capital Corporation. All approvals and other actions required to effect the Merger and related transactions shall have been obtained from Fleet Capital Corporation, if any, without conditions or restrictions that the affected party reasonably considers unduly burdensome.

       f)Limited Dissenters' Rights. The holders of not more than 5% of the outstanding shares of any class of capital stock of Pameco Georgia shall have properly sought and not withdrawn a request to invoke dissenters' rights under
Section 14-2-1301, et seq. of the Georgia Business Corporation Code, which may be waived by Pameco Delaware in its sole discretion.

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   9.STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates which, immediately prior to the Effective Time, represented shares of Pameco Georgia Common Stock and Georgia Series A Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, respectively, shares of Pameco Delaware Common Stock, and Delaware Series A Preferred Stock into which the shares of Pameco Georgia Common Stock and Georgia Series A Preferred Stock, formerly represented by such certificates, have been converted as herein provided. The registered owner on the books and records of the Surviving Corporation or its transfer agents of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Pameco Delaware Common Stock and Delaware Series A Preferred Stock evidenced by such outstanding certificate as above provided.

    10. OPTIONS AND WARRANTS.

       a)Each option to purchase, or other award of shares of, Pameco Georgia Common Stock outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to represent a right to acquire shares of Pameco Georgia Common Stock and shall be converted into and become an option to purchase, or award of, that number of shares of Pameco Delaware Common Stock determined by multiplying the number of shares of Pameco Georgia Common Stock granted under each option, or other award, by the ratio of one-third (1/3), at an exercise price for shares of Pameco Georgia Common Stock equal to the original exercise price to purchase shares of Pameco Georgia Common Stock multiplied by three
(3), and upon the same terms and subject to the same conditions as set forth in each of the respective options or other awards, as in effect at the Effective Time.

       b)Each warrant to purchase, or other award of shares of Georgia Series A Preferred Stock outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a warrant to purchase, or award of, the same number of shares of Delaware Series A Preferred Stock at the same exercise price per share, and upon the same terms and subject to the same conditions as set forth in each of the respective options or other awards, as in effect at the Effective Time.

       c)The adjustment provided herein with respect to any option to purchase, or other award of shares of Pameco Georgia Common Stock ("Original Stock Options") which are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Pameco Delaware acknowledges and confirms that the option plans of Pameco Georgia under which the Original Stock Options were issued are assumed by Pameco Delaware, and the duration and other terms of the new option shall be the same as the Original Stock Option, except that all references to Pameco Georgia shall be deemed to be references to Pameco Delaware. As soon as practicable after the Effective Time, Pameco Delaware shall deliver to holders of Original Stock Options appropriate option agreements representing the right to acquire Pameco Delaware Common Stock on the terms and conditions set forth in this Section 10.

       d)Pameco Delaware shall take all corporate action necessary to reserve for issuance a sufficient number of Pameco Delaware Common Stock for delivery upon exercise of options or warrants and/or upon the Conversion of Delaware Series A Preferred Stock in accordance with this Section 10. Pameco Delaware shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective promptly after the Effective Time, with respect to Pameco Delaware Common Stock subject to the new options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    11. OTHER EMPLOYEE BENEFIT PLANS. As of the Effective Time, Pameco Delaware acknowledges and confirms its assumption by operation of law all obligations under any and all employee benefit plans of Pameco Georgia in effect as of the Effective Time or with respect to which employee rights or accrued benefits are outstanding as of the Effective Time.

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    12. AMENDMENT. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplement not adopted and approved by the stockholders of Pameco Georgia and Pameco Delaware shall affect the rights of either or both of such stockholders in a manner which is materially adverse to either or both of them.

    13. TERMINATION. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of Pameco Georgia, notwithstanding approval of this Agreement by the sole stockholder of Pameco Delaware or by the stockholders of Pameco Georgia, or both, if, in the opinion of the Board of Directors of Pameco Georgia, circumstances arise which, in the opinion of such Board of Directors, make the Merger for any reason inadvisable.

    14. COUNTERPARTS; FACSIMILE. In order to facilitate the filing and recording of this Agreement, the same may be executed in two or more counterparts (including by facsimile signature), each of which shall be deemed to be an original and the same agreement.

    15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

   IN WITNESS WHEREOF, Pameco Georgia and Pameco Delaware have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          PAMECO ACQUISITION CORPORATION

                                                /s/ Robert J. Davis
                                          By: _________________________________

                                                Robert J. Davis
                                          Name: _______________________________

                                                Chief Financial Officer
                                          Title: ______________________________

                                          PAMECO CORPORATION

                                                /s/ Dixon R. Walker
                                          By: _________________________________

                                                Dixon R. Walker
                                          Name: _______________________________

                                                President and CEO
                                          Title: ______________________________

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